SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 25, 2003

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On July 15, 2003, Dynegy Inc. (“Dynegy”) issued a press release relating to the commencement of a tender offer and consent solicitation by Dynegy Holdings Inc. (“Dynegy Holdings”) for certain of Dynegy Holdings’ outstanding public notes (the “Tender Offer”), and proposed private placement offerings of an aggregate of approximately $1.5 billion of second-priority senior secured notes by Dynegy Holdings (the “Second-Priority Notes”) and of convertible subordinated debentures by Dynegy (the “Convertible Debentures”) (collectively, the “Notes Offerings”). Additionally, Dynegy announced that an agreement in principle had been reached with ChevronTexaco Corporation (“ChevronTexaco”) to exchange the $1.5 billion of Series B Mandatorily Convertible Redeemable Preferred Stock currently held by a ChevronTexaco subsidiary for $225 million in cash, $225 million of newly issued Dynegy Junior Unsecured Subordinated Notes due 2016 and $400 million of newly issued Dynegy Series C Convertible Preferred Stock (the “Series B Exchange” and, together with the Tender Offer and Notes Offerings, the “Proposed Restructuring and Refinancing Plan”).

In connection with the Tender Offer, Dynegy issued a press release on July 24, 2003 announcing receipt of consents from approximately 90% of its outstanding 8.125% Senior Notes due 2005 (CUSIP No. 26816LAC6), 6¾% Senior Notes due 2005 (CUSIP No. 629121AB0) and 7.450% Senior Notes due 2006 (CUSIP No. 26816LAB8). A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

As a result of obtaining the required consents, Dynegy Holdings has executed and delivered an Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”) and First Supplemental Indenture (the First Supplemental Indenture, and with the Eighth Supplemental Indenture, the “Supplemental Indentures”) setting forth amendments to the applicable indentures. The Supplemental Indentures provide that these amendments will become operative only when validly tendered notes are purchased pursuant to the Tender Offer.

Copies of the First and Eighth Supplemental Indentures are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

Exhibit No.	Document

99.1	Press release dated July 24, 2003

99.2	First Supplemental Indenture dated July 25, 2003

99.3	Eighth Supplemental Indenture dated July 25, 2003

99.4	Press release dated July 25, 2003

Item 9.     Regulation FD Disclosure (Item 12. Results of Operations and Financial Condition).

The information in Paragraph A of this Current Report on Form 8-K is being furnished pursuant to “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

A.  On July 25, 2003, Dynegy issued a press release announcing its earnings for the second quarter 2003. The press release contains certain non-GAAP financial information. The reconciliation of such non-GAAP financial information to GAAP financial measures is included in the press release. A copy of the press release is filed as Exhibit 99.4.

The press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

B.  In connection with the Notes Offerings described in Item 5 of this report, Dynegy and Dynegy Holdings will deliver confidential offering circulars to certain institutional investors. In addition to describing the terms of the Notes Offerings, the confidential offering circulars will include information that is not included in Dynegy’s or Dynegy Holdings’ previously filed SEC reports which information may be of interest to investors. Set forth below are excerpts of the following portions of the confidential offering circulars. This information is included herein for informational purposes and should not be deemed filed under the Securities Exchange Act of 1934, as amended.

For purposes of the information set forth below, the terms “Dynegy Inc.,” “Dynegy,” “we,” “our,” “ours” and “us” refer to Dynegy Inc. and its consolidated subsidiaries and the terms “Dynegy Holdings Inc.,” “Dynegy Holdings” and “DHI” refer to Dynegy Holdings Inc.

Overview of Dynegy

We are an energy company with three operating asset-based businesses: power generation, natural gas liquids and regulated energy delivery. We own or lease power generation facilities with an aggregate net generating capacity of 13,167 MW located in six regions of the United States. Our power generation business generated $877 million in revenues, including intersegment revenues of $486 million, and ($317) million in EBITDA in 2002. The EBITDA loss of $317 million included:

•	Goodwill impairment charges of $549 million;

•	Impairment of unconsolidated generation investments of $144 million; and

•	Restructuring-related impairment charges totaling $58 million.

Our natural gas liquids business, which includes both natural gas gathering and processing and fractionating, storing, terminalling, transporting, distributing and marketing natural gas liquids, generated $3.4 billion in revenues, including intersegment revenues of $154 million, and $108 million in EBITDA in 2002. EBITDA for this business included charges totaling $55 million related to discontinued operations and restructuring-related impairments.

Our regulated energy delivery business consisted of our wholly owned subsidiary, Illinois Power, which is a public utility serving more than 590,000 electricity customers and nearly 415,000 natural gas customers in a 15,000-square-mile territory across Illinois. In 2002, this business generated $1.5 billion in revenues and ($235) million in EBITDA. The EBITDA loss of $235 million included losses totaling $580 million primarily related to a pre-tax loss on the sale of Northern Natural Gas Company (“Northern Natural”) of $599 million and restructuring-related impairment charges of $19 million, offset by $38 million of income from operations related to Northern Natural for the period that we owned Northern Natural during 2002.

Excluding the Northern Natural loss, restructuring-related and other impairment charges, and discontinued operations, our three operating energy businesses generated $942 million in EBITDA during 2002.

For the six-months ended June 30, 2003 these three operating energy businesses generated $599 million in EBITDA. For the same six month period, EBITDA for the power generation, natural gas liquids, and regulated energy delivery businesses totaled $324 million, $124 million and $151 million, respectively.

Non-GAAP Financial Measures

Management uses Earnings Before Interest and Taxes, or “EBIT,” and Earnings Before Interest, Taxes, Depreciation and Amortization, or “EBDITA” as measures of financial performance of our business segments. EBIT and EBITDA are non-GAAP financial measures. EBIT consists of operating income, earnings from unconsolidated investments, other income and expenses, net, minority interest income (expense), accumulated distributions associated with trust preferred securities, discontinued operations and the cumulative effect of a change in accounting principle. EBITDA consists of EBIT plus depreciation and amortization. EBIT and EBITDA do not include interest expense and income taxes, each of which is evaluated on a consolidated level. Because we do not allocate interest expense and income taxes by segment, we believe that EBIT and EBITDA are useful measurements of our segment performance for investors. EBIT and EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operations as determined in accordance with GAAP. Our segment EBIT and EBITDA may not be comparable to similarly titled measures used by other companies.

	Year ended December 31, 2002
	GEN	NGL	REG
Operating Income/(Loss)	$(401)	$77	$157
Other Items, net	(20)	(34)	(4)
Earnings (Losses) from Unconsolidated Investments	(71)	14	(2)
Income (Loss) from Discontinued Operations	—	(37)	(561)

Earnings (Losses) Before Interest and Taxes	$(492)	$20	$(410)

Depreciation and Amortization Expense	175	88	175

EBITDA	$(317)	$108	$(235)

	Six Months ended June 30, 2003
	GEN	NGL	REG
Operating Income/(Loss)	99	90	94
Other Items, net	3	(10)	—
Earnings (Losses) from Unconsolidated Investments	84	5	—
Income (Loss) on Discontinued Operations	—	(1)	—
Cumulative Effect of Change in Accounting Principles	47	—	(3)

Earnings (Losses) Before Interest and Taxes	$233	$84	$91

Depreciation and Amortization Expense	91	40	60

EBITDA	$324	$124	$151

Dynegy Inc.’s Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Dividends

The following table sets forth Dynegy Inc.’s ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the fiscal years ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003 and for the three months ended March 31, 2002 and 2003.

	Years ended December 31,										Three months ended March 31,
	1998		1999		2000		2001		2002		2002		2003
Ratios:
Ratio of earnings to fixed charges(1)	1.62	x	2.07	x	2.27	x	1.24	x	—	(2)	—	(3)	—	(4)
Ratio of earnings to fixed charges and preferred dividends	1.62	x	2.07	x	2.01	x	1.24	x	—	(2)	—	(3)	—	(4)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of the following: interest expense; amortization of deferred financing costs; interest capitalized during the year; and the portion of lease rental expense representative of the interest factor attributable to such leases.
(2)	Due to the losses incurred during the 12-month period ended December 31, 2002, the ratio coverages were less than 1:1. As such, we would have had to generate additional earnings of $1.96 billion to achieve a coverage of 1:1.
(3)	For the 3-month period ended March 31, 2002, the ratio coverages were less than 1:1. As such, we would have had to generate additional earnings of $55 million to achieve a coverage of 1:1.
(4)	For the 3-month period ended March 31, 2003, the ratio coverages were less than 1:1. As such, we would have had to generate additional earnings of $35 million to achieve a coverage of 1:1.

Dynegy Holdings Inc. Selected Historical Financial Information

The following table sets forth selected historical statement of operations data of Dynegy Holdings Inc. which is generally derived from Dynegy Holdings Inc.’s consolidated financial statements filed with the SEC. However, the statement of operations data presented below reflect an adjustment to the data included in Dynegy Holdings’ publicly-filed audited consolidated financial statements and unaudited condensed consolidated financial statements to reclassify the U.K. CRM business as a discontinued operation. This adjustment is unaudited and has not been reflected in the audited consolidated financial statements which are publicly available. The historical statement of operations data for the three months ended March 31, 2002 and 2003 and the historical balance sheet data as of March 31, 2002 and 2003 are derived from DHI’s unaudited condensed consolidated financial statements which are publicly available and, in the opinion of management, include all adjustments, necessary to present fairly the data for the interim period. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.

	Years ended December 31,					Three months ended March 31,
	1998(2)	1999	2000	2001	2002	2002	2003
	(in millions)					(unaudited)
STATEMENT OF OPERATIONS DATA(1):
Revenues(3)	$3,807	$4,695	$6,700	$7,542	$4,435	$1,164	$1,407
General and administrative expenses	175	208	226	350	255	73	59
Depreciation and amortization expense	113	115	239	296	270	60	84
Impairment and other charges	10	—	—	—	184	—	(7)
Goodwill impairment	—	—	—	—	724	—	—
Operating income (loss)	100	184	564	774	(1,129)	41	129
Interest expense, net	75	77	95	137	187	40	68
Income tax provision (benefit)	63	41	197	321	(296)	7	50
Net income (loss) from continuing operations	57	93	358	443	(1,146)	(6)	86

(1)	The following acquisitions were accounted for in accordance with the purchase method of accounting and the results of operations attributable to the acquired businesses are included in our financial statements and operating statistics beginning on the acquisitions’ effective date for accounting purposes: Northern Natural—February 1, 2002; and BGSL—December 1, 2001.
(2)	The consolidated financial statements for the year ended December 31, 1998 were audited by other independent accountants who have ceased operations.
(3)	As further discussed in Note 2 to Dynegy Holdings’ audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002, revenue amounts have been restated to reflect the adoption of the net presentation provisions in EITF 02-03.

Legal Proceedings

Set forth below is a description of our material legal proceedings. In addition to the matters described below, we are party to legal proceedings arising in the ordinary course of business. In the opinion of management, the disposition of these ordinary course matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

We record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” For environmental matters, we record liabilities when environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. See Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 2002, as amended for a full discussion.

With respect to several of the items listed below, we have determined that a loss is not probable or that any such loss, to the extent probable, is not reasonably estimable. Notwithstanding the foregoing, our management has assessed the matters described below based on currently available information and made an informed judgment concerning the likely outcome of such matters, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

Shareholder Litigation.    Since April 2002, a number of purported class action lawsuits have been filed on behalf of purchasers of our publicly traded securities generally during the period between April 2001 and April 2002. These lawsuits principally assert that Dynegy and certain of our executive officers and directors violated the federal securities laws in connection with our accounting treatment and disclosure of Project Alpha. These lawsuits have been consolidated in the United States District Court for the Southern District of Texas (Houston Division). On October 28, 2002, the court in which the cases have been consolidated appointed the Regents of the University of California as lead plaintiff and the law firm of Milberg Weiss as class counsel. On June 6, 2003, plaintiffs filed a consolidated amended complaint. This amended complaint included, among other items, additional allegations regarding Project Alpha, round-trip trading, the submission of false trade reports to publications that calculate natural gas index prices, the alleged manipulation of the California power market, and the restatement of financial statements for periods since 1999. The original complaint covered a class period from April 2001 to April 2002. The amended complaint extended the class period to encompass the period from January 27, 2000 to July 22, 2002. It is not possible to predict with certainty whether we will incur any liability or to estimate the damages, if any, that might be incurred in connection with these lawsuits. An adverse result could have a material adverse effect on our financial condition and results of operations. In light of the amended complaint, including its new allegations and extended class period, we have recorded a reserve in connection with this litigation.

In addition, several derivative lawsuits have been filed in which we are a nominal defendant. Those claims have all been consolidated into two groups—one derivative group pending in Federal court (Derusta) and one derivative group pending in state court (Gillies). The lawsuits relate to Project Alpha, round-trip trades and alleged manipulation of the California power market. The lawsuits seek recovery on behalf of Dynegy from various present and former officers and directors. Dynegy’s motion to dismiss the federal derivative claim is currently pending and is set for hearing on August 25, 2003. All discovery in the state derivative claim has currently been stayed by the Court of Appeals as it considers Dynegy’s motion to dismiss those claims for a lack of standing because of a failure to make a demand on the corporation prior to filing. Because of the nature of these derivative lawsuits, we do not expect to incur any material liability with respect to these derivative claims.

ERISA/401(k) Litigation.    On August 15, 2002, a purported class action complaint was filed against Dynegy in the United States District Court for the Southern District of Texas (Houston Division) alleging violations of the Employee Retirement Income Security Act. The lawsuit concerns the Dynegy Inc. 401(k) Savings Plan and claims that our Board and former and current officers involved in the administration of the 401(k) Plan breached their fiduciary duties to the Plan’s participants and beneficiaries in connection with the Plan’s investment in the Dynegy common stock fund. The lawsuit seeks unspecified damages for the losses to the Plan resulting from the alleged breaches of fiduciary duties, as well as attorney’s fees and certain other costs. The putative class was originally defined as participants holding Dynegy common stock in the plan as of April 17, 2001 or later. On February 12, 2003, the plaintiffs filed an amended complaint, which extended the putative class period back to April 27, 1999. Additional past Board members were named as defendants, as were past and present members of our Benefit Plans Committee. The amended complaint alleges that our earnings and business conditions were misstated from 1999 forward and that, during such period, Dynegy Inc. and members of the Board, including members of the Compensation and Human Resources Committee of the Board, breached fiduciary duties by failing to disclose to the Benefit Plans Committee information regarding risks associated with its business due to misstatements about revenues, earnings and operations, which information was material to the appropriateness of Dynegy common stock as an investment option, and by failing to monitor the Benefit Plans Committee. The amended complaint further alleges that the Benefit Plans Committee breached fiduciary duties by failing to disclose complete and accurate information with respect to the suitability of investing in common stock and by failing to eliminate Dynegy common stock as a Plan investment option, and that the Benefit Plans Committee breached its duty of loyalty to discharge its duty to the Plan solely in the interest of the participants and beneficiaries. The amended complaint also alleges that we breached co-fiduciary duties under ERISA and, to the extent we are found not to be a fiduciary, that we benefited by knowingly participating in fiduciary breaches by others. The plaintiff filed a second amended complaint on April 7, 2003, which names as additional defendants certain former employees who served on a predecessor committee to the Benefit Plans Committee. The plaintiff also included in the second amended complaint allegations relating to Project Alpha, round-trip trades and the gas price index investigation. The plaintiff filed a third amended complaint on June 10, 2003, which names, as additional defendants, certain former employees who served on a predecessor committee to the Benefits Plan Committee as well as Vanguard Fiduciary Trust Company, which served as the Trustee of the trust that held the assets of the Plan during a portion of the putative class period. On July 11, 2003, Dynegy filed a motion to dismiss this action.

We are analyzing these claims and intend to defend against them vigorously. As with the shareholder class action lawsuits described above, it is not possible to predict with certainty whether we will incur any liability or to estimate the damages, if any, that might be incurred in connection with this lawsuit. However, an adverse outcome could have a material adverse effect on our financial condition and results of operations.

Baldwin Station Litigation.    Illinois Power and DMG, collectively referred to in this section as the Defendants, are currently the subject of a NOV from the EPA and a complaint filed by the EPA and the Department of Justice alleging violations of the Clean Air Act, the regulations promulgated thereunder and certain Illinois regulations adopted pursuant to the Clean Air Act. Eight similar notices and complaints were filed against other owners of coal-fired power plants. Both the NOV and the complaint allege that certain equipment repairs, replacements and maintenance activities at the Defendants’ three Baldwin Station generating units constituted “major modifications” under the Prevention of Significant Deterioration (PSD), the New Source Performance Standard (NSPS) regulations and the applicable Illinois regulations, and that the Defendants failed to obtain required operating permits under the applicable Illinois regulations. When activities that meet the definition of “major modifications” occur and are not otherwise exempt, the Clean Air Act and related regulations generally require that the generating facilities at which such activities occur meet more stringent emissions standards, which may entail the installation of potentially costly pollution control equipment.

We have undertaken activities to significantly reduce emissions at the Baldwin Station since the complaint was filed in 1999. In 2000, the Baldwin Station was converted from high to low sulfur coal, resulting in sulfur dioxide emission reductions of over 90% from 1999 levels. Furthermore, selective catalytic reduction equipment has been installed at two of the three units at Baldwin Station, resulting in significant emission reductions of nitrogen oxides. However, the EPA may seek to require the installation of the “best available control technology,” or the equivalent, at the Baldwin Station. Current estimates indicate that we could incur capital expenditures of up to $410 million if the installation of best available control technology were required. The EPA also has the authority to seek penalties for the alleged violations at the rate of up to $27,500 per day for each violation.

On February 19, 2003, the Court granted our motion for partial summary judgment based on the five-year statute of limitations. As a result, the EPA is not permitted to seek any monetary civil penalties for claims related to construction without a permit under the PSD regulations. The Court’s ruling also precludes monetary civil penalties for a portion of the claims under the NSPS regulations and the applicable Illinois regulations. We believed that we had meritorious defenses against the remaining claims and vigorously defended against them at trial. The trial to address these remaining issues began in June 2003. The submission of evidence concluded on June 27, 2003. The final briefing in the trial, as well as closing arguments on the matter, are expected to occur in August 2003. We have recorded a reserve for potential penalties that could be imposed if the EPA were to prosecute successfully these remaining claims for penalties.

None of the Defendants’ other facilities are covered in the complaint and NOV, but the EPA has officially requested information, and we have provided such information, concerning activities at the Defendants’ Vermilion, Wood River and Hennepin plants as well as the Danskammer and Roseton plants operated by other Dynegy subsidiaries. The EPA could eventually commence enforcement actions based on activities at these plants.

California Market Litigation.    Six class action lawsuits were filed in 2000-2001 against various Dynegy entities based on the events occurring in the California power market. All six complaints allege violations of California’s Business and Professions Code, Unfair Trade Practices Act and other related statutes. The plaintiffs allege that the defendants, including the owners of in-state generation and various power marketers, conspired to manipulate the California wholesale power market to the detriment of California consumers. Included among the acts forming the basis of the plaintiffs’ claims are the alleged improper sharing of generation outage data, improper withholding of generation capacity and the manipulation of power market bid practices. The plaintiffs seek unspecified treble damages. Dynegy initially immediately removed and consolidated these cases to Federal court before Judge Robert Whaley on the grounds of FERC preemption and the filed rate doctrine.

The plaintiffs moved in opposition to remand, and the cases were remanded to state court on July 31, 2001. All six lawsuits were consolidated before Judge Sammartino, Superior Court Judge for the County of San Diego (the “Gordon-Hendricks Cases”) . Subsequent to this consolidation, two of the defendants filed cross-complaints against a number of corporations and governmental agencies that sold power in California’s wholesale energy markets. Four cross-defendants removed the six cases to the United States District Court for the Southern District of California (San Diego) and the cases were returned to Multi-District Litigation Proceeding 1405, referred to as the California Wholesale Electricity Antitrust Litigation. The original plaintiffs in the six consolidated complaints again filed motions to remand the consolidated cases back to state court, which motions were granted. Some of the cross-defendants then appealed that ruling and, prior to the remand taking effect, the Ninth Circuit Court of Appeals granted review and stayed the remand order. A ruling by the Ninth Circuit is not expected until late this year at the earliest.

On April 17 and October 7, 2002, respectively, two additional cases, People of the State of California ex rel. Bill Lockyer, AG and Public Utility District No. 1 of Snohomish County, were consolidated before Judge Whaley with the six cases referenced above pursuant to Multi-District Litigation Proceeding 1405. Dynegy filed motions to dismiss these cases on the grounds of FERC preemption and the filed rate doctrine and, on March 25 and January 6, 2003, respectively, Judge Whaley dismissed with prejudice both cases. The plaintiffs have appealed both decisions, and the appeals are currently set to be heard before the Ninth Circuit Court of Appeals in August 2003.

In addition to the eight consolidated lawsuits discussed above, nine other putative class actions and/or representative actions were filed on behalf of business and residential electricity consumers against Dynegy and numerous other defendants between April and October, 2002 (“T&E Pastorino Cases”). The lawsuits were filed in various state courts and in the United States District Court for the Northern District of California. The defendants named in these lawsuits are various power generators and marketers, including Dynegy and some of our affiliates. The complaints allege unfair, unlawful and deceptive practices in violation of the California Unfair Business Practices Act and seek to enjoin illegal conduct, restitution and unspecified damages. While some of the allegations in these lawsuits are similar to the allegations in the other six lawsuits, these lawsuits include additional allegations based on events occurring subsequent to the filing of the other six lawsuits. These additional allegations include allegations similar to those made by the California Attorney General in the March 11, 2002 lawsuit described below as well as allegations that contracts between these power generators and the CDWR constitute unfair business practices resulting from market manipulation. The lawsuits filed in state court were removed to federal court (with one subsequently remanded) and ultimately these cases were added to the California Wholesale Electricity Antitrust Litigation (proceeding 1405) on October 18, 2002. On June 10, 2003 Dynegy filed a motion to dismiss, based upon the filed rate doctrine and federal preemption principles, the eight cases currently pending in federal court and an oral hearing on that motion is scheduled to occur on July 31, 2003. Dynegy awaits the court’s ruling. The ninth case, Millar v. Allegheny Energy Supply et al., was recently remanded to state court and Dynegy is preparing to file a demurrer to dismiss these allegations.

In December 2002, two additional actions were filed with allegations similar to those in the California Wholesale Electricity Antitrust Litigation on behalf of residents of the State of Washington and residents of the State of Oregon. Symonds v. Dynegy was filed in the United States District Court for the Western District of Washington. Lodewick v. Dynegy was originally filed in the State Court of Oregon and was later removed to the United States District Court for the District of Oregon. Defendants in these matters sought to have these actions included in the California Wholesale Electricity Antitrust Litigation; however, the Multi-District Litigation panel indicated that since Judge Whaley was a resident of the State of Washington, it was unlikely that the cases would be assigned to the California Wholesale Electricity Antitrust Litigation. In May 2003, the plaintiffs voluntarily dismissed these actions and refiled them as Egger v. Dynegy Inc., et al. in the Superior Court of California in the County of San Diego as a class action complaint. The suit alleges violations of the Cartwright Act and unfair business practices. The action is brought on behalf of consumers and businesses in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana that purchased energy from the California market. We have moved to remove the action from state court and consolidate it with existing actions pending before Judge Walker in the United States District Court for the Northern District of California. Most recently, the Attorney General for the State of Montana has filed a cases alleging similar antitrust and market manipulation claims styled People of the State of Montana ex rel. Mike McGrath v. Williams et al. Dynegy has not yet been served with this lawsuit.

On November 20, 2002, a class action was filed in the Superior Court of the State of California for the County of Los Angeles styled Cruz Bustamante v. The McGraw Hill Companies, Inc., et al. on behalf of purchasers of natural gas and electricity in the State of California. Plaintiffs alleged damages as the result of the defendants’ alleged false reporting of pricing and volume information regarding natural gas transactions. On July 8, 2003, the Court granted defendants’ demurrers on the basis of FERC preemption and the filed-rate doctrine and dismissed the complaints as filed. The judge has granted plaintiffs leave to amend.

We believe that we have meritorious defenses to these claims and intend to vigorously defend against them. It is not possible to predict with certainty whether we will incur any liability or to estimate the range of possible loss, if any, that we might incur in connection with this lawsuit. However, an adverse result in any of these proceedings could have a material adverse effect on our financial condition and results of operations.

FERC and Related Regulatory Investigations.

Requests for Refunds.    On July 25, 2001, the FERC initiated a hearing to establish refunds to electricity customers, or offsets against amounts owed to electricity suppliers, during the period of October 2, 2000 through June 19, 2001. In particular, the FERC established a methodology to calculate mitigated market clearing prices in the Cal ISO and the Cal PX markets. During March 2002 and August 2002, hearings on this matter were held before an administration law judge. On December 12, 2002, the administrative law judge issued his recommendations regarding the appropriate level of refunds or offsets. Those recommendations, however, do not fully reflect proposed refund or offset amounts for individual companies. In order to determine such amounts, the Cal ISO and Cal PX must rerun their settlement processes in a compliance stage of the proceeding. We subsequently filed briefs with the FERC supporting certain aspects of the administrative law judge’s decision and opposing others. The matter is awaiting a decision from the FERC.

In August 2002, the FERC requested comments on a proposal made by the FERC staff to change the method for determining natural gas prices for purposes of computing the mitigated market-clearing price that it intends to utilize in calculating refunds for sales of power in California power markets during the period from October 2, 2000 to June 19, 2001. The proposal replaces the gas prices used in the computation, thus reducing the mitigated market clearing price for power and increasing calculated refunds, subject to a provision that generally would provide full recoverability of gas costs paid by the generators to unaffiliated third parties. This proposal was adopted by the FERC on March 26, 2003.

On November 20, 2002, the FERC granted a motion filed jointly by the People of the State of California, ex rel. Bill Lockyer, Attorney General, the California Electricity Oversight Board, the Public Utilities Commission of the State of California, Pacific Gas and Electric Company, and Southern California Edison Company, referred to in this section as the California Parties, to reopen the record in the refund proceeding to allow 100 days of discovery into allegations of market manipulation. The California Parties submitted the results of their discovery effort on March 3, 2003. Other parties also made such submissions. The California Parties sought increased refunds for the period from October 2, 2000 to June 19, 2001 based on, among other things, the adoption of the FERC staff’s proposal to change the gas prices used in computing refunds. The California Parties also sought refunds for the period from May 1, 2000 through October 1, 2000. We submitted our response on March 20, 2003. On March 27, 2003, the FERC issued a decision in the refund case in which it essentially adopted the FERC staff’s proposal to change the gas-pricing component of the refund calculations. The FERC did, however, recognize that many generators paid higher prices for gas than would be reflected in this new calculation and provided a mechanism whereby generators can submit evidence of their actual out-of-pocket spot gas purchase costs and have those costs deducted from the refund calculations. We intend to vigorously pursue relief under this procedure. The FERC otherwise affirmed the decision by the administrative law judge, and indicated that it expected to have specific refund or offset calculations by the end of the Summer 2003. On April 25, 2003, Dynegy sought rehearing of the FERC’s decision changing the gas pricing methodology.

On June 25, 2003, the FERC issued an order to show cause why the activities of certain participants in the California power markets from January 1, 2000 to June 20, 2001, including Dynegy, did not constitute gaming and/or anomalous market behavior as defined in the Cal ISO and Cal PX tariffs. The order also requires that further trial proceedings be held to allow participants to demonstrate why they should not be found to have engaged in such gaming practices. In the event that participants’ conduct is found to violate the tariffs, the order directs the administrative law judge to quantify the extent to which the participants were unjustly enriched by such practices and orders disgorgement of all such profits from that period. Additionally, on June 25, 2003, the FERC issued an order requiring parties to demonstrate that certain bids did not constitute anomalous market behavior. Specifically, the order requires the FERC Staff to investigate all parties who bid above the level of $250/MW in the Cal ISO and Cal PX markets during the period from May 1, 2000 to October 2, 2000. Parties identified by this screen will be required to demonstrate why this bidding behavior did not violate market protocols. The order also states that, to the extent such practices are not found to be legitimate business behavior, the FERC will require the disgorgement of all such unjust profits for that period and will consider other non-

monetary remedies, such as the revocation of market-based rate authority. We believe that we have meritorious defenses against these claims and intend to defend against them vigorously. See “—West Coast Power” below for a discussion of the reserves recorded by West Coast Power relative to its exposure in the California power market.

Other FERC and California Investigations.    On February 13, 2002, the FERC initiated an investigation of possible manipulation of natural gas and power prices in the western United States during the period from January 2001 through the present. On May 8, 2002, in response to three memoranda discovered by the FERC allegedly containing evidence of market manipulation in California, the FERC issued requests for information to all sellers in the Cal ISO and Cal PX markets during 2000 and 2001 seeking information with respect to whether those sellers engaged in trading strategies described in the three memoranda. We responded to these requests, indicating that we did not engage in the trading strategies described in the three memoranda. In August 2002, the FERC staff issued its preliminary report on its investigation into trading practices in the three memoranda. We continue to provide FERC with additional information relevant to its investigation.

On March 26, 2003, the FERC staff issued its Final Report on Price Manipulation in Western Markets, addressing a number of issues. In its report, the FERC staff indicated that it appears a majority of public utility entities, and some non-public utilities, engaged in some of the above-referenced trading strategies during the two-year review period. The FERC staff also recommended that the FERC issue orders requiring that Dynegy and 36 other market participants be required to “show cause” why their activities did not violate the Cal ISO and Cal PX tariffs. Potential penalties for violation of the tariff could include disgorgement of unjust profits from activities found to be in violation of the tariff. Many of these allegations have already been raised and were answered in large part in our FERC filing of March 20, 2003. We intend to defend against them vigorously.

On April 30, 2003, the FERC issued an order adopting recommendations in its staff’s March 26, 2003 report that Dynegy and ten other companies be required to submit information with respect to internal processes for reporting trading data to publications that publish energy indices—specifically, that the employees involved in manipulations, or attempted manipulations, of the published indices have been disciplined; that the company has a clear code of conduct in place for reporting price information; that all trade data reporting is done by an entity within the company that does not have a financial interest in the published indices (preferably the chief risk officer); and that the company is cooperating fully with any government agency investigating its past reporting practices. We have complied and intend to continue complying with these requirements. Pursuant to the April 30, 2003 order, we filed, on June 16, 2003, a written response indicating that we have ceased supplying price data to trade publications and are otherwise complying with the order.

On May 21, 2002, the FERC issued requests for information to all sellers of wholesale electricity or ancillary services in the WECC and, on May 22, 2002, the FERC issued requests for information to all sellers of natural gas in the WECC or Texas, seeking information with respect to whether those sellers engaged in “wash,” “round-trip” or “sale/buyback” transactions during 2000-2001. We responded to each of these requests. Based on our investigation to date, we believe that our trading practices are consistent with applicable law and tariffs. We will continue to cooperate fully with these investigations. See “—SEC Settlement” below for a discussion of our round-trip energy trades with CMS Energy.

On August 13, 2002, the FERC staff issued its preliminary report on its investigation into “wash,” “round-trip” or “sale/buyback” transactions. In the FERC staff’s March 26, 2003 Final Report on Price Manipulation in Western Markets, it recommended that the FERC establish specific rules banning any form of prearranged wash trading activities, but made no recommendations regarding “wash” transactions specifically with respect to us.

Requests for similar information regarding the above-referenced trading strategies and wash trades with respect to electric power trading activities within the ERCOT were received from the PUCT in June 2002. We responded to each of these requests. Based on our investigation to date, we believe that our trading practices are consistent with applicable law and tariffs. The PUCT has not issued findings on its investigation and we cannot predict with certainty how the investigation will be resolved.

On September 17, 2002, California Public Utilities Commission President Loretta Lynch released a report indicating that Dynegy and five other energy firms did not produce all available power on days in which the State of California experienced power service interruptions between November 1, 2000 and May 31, 2001. No mention is made of prosecuting the named firms in the report. However, the SEC and FERC have requested additional information and comment with respect to the report. On March 26, 2003, the FERC staff issued its analysis of the report and found that it was incomplete and overstated the amount of power withheld. The FERC staff’s analysis further stated that there was no evidence that we withheld any material amounts of power or that we were responsible for any service interruptions.

Trade Press.    In September 2002, the FERC staff issued requests for information on issues related to reporting of information on natural gas and electricity trades to energy industry publications that compile and report index prices. We responded to these requests and cooperated with the FERC staff in connection with this matter. In its Final Report on Price Manipulation in Western Markets, the FERC staff made several recommendations in order to ensure the integrity and accuracy of energy price indices in the future. The staff also recommended that the FERC issue orders requiring Dynegy and ten other companies to show cause that employees involved in improper index reporting have been disciplined; that a clear code of conduct is in place for reporting price information; that all trade data reporting is done by an entity within the company that does not have a financial interest in the published index; and that the company is fully cooperating with any government agency investigating its past price reporting. We believe that we are in compliance with each of these recommended requirements.

Western Long-Term Contract Complaints.    On February 25, 2002, the California Public Utilities Commission and the California Electricity Oversight Board filed complaints with the FERC asking that it void or reform power supply contracts between the CDWR and, among others, Dynegy Power Marketing Inc. The complaints allege that prices under the contracts exceed just and reasonable prices permitted under the FPA. The FERC set these complaints for evidentiary hearing. On January 10, 2003, the FERC granted a motion by Dynegy and other defendants for the administrative law judge to issue a partial initial decision on certain threshold legal issues, and for the FERC itself to resolve the issues on the basis of the record developed at hearing. On January 16, 2003, the administrative law judge issued a decision adopting our view on the threshold legal issue. The complainants have appealed that decision to the FERC. Both sides of the case also have filed briefs before the FERC and the case is awaiting decision. Additionally, on March 3, 2003, the complainants filed supplemental testimony requesting that the FERC void or reform the power supply contracts at issue based on the allegations of market manipulation submitted by the California Parties. On March 20, 2003, Dynegy and the other defendants filed responses to this submission. On June 25, 2003 the FERC ruled that long-term contracts with the CDWR, including Dynegy Power Marketing Inc., were valid and would be upheld. However, that decision is subject to rehearing and appeal.

In a related complaint, The Kroger Co. filed a complaint with the FERC in August 2002 asking that the four wholesale contracts between DPM and AES New Energy, Inc., which provides retail service to The Kroger Co. be declared void for their remaining terms, and that the FERC set just and reasonable rates for prior periods. Alternatively, The Kroger Co. asked that the FERC allow for an annual review procedure to reset the contract prices. The complaint alleges that but for the dysfunctional California electricity markets, it would not have entered into the contracts for delivery of energy through December 2006. On March 14, 2003, the FERC issued an order setting The Kroger Co.’s complaint for hearing, establishing hearing procedures and holding the hearing in abeyance pending proceedings before a FERC settlement judge. On July 3, 2003, The Kroger Co. and DPM reached a tentative settlement, subject to FERC approval, and filed an Explanation In Support of Offer Of Settlement with the FERC. On July 23, 2003, the FERC approved the settlement. As a result of this settlement, Dynegy recorded a $30 million pre-tax, non-cash charge in its customer risk management segment in the second quarter of 2003, and expects to receive a $110 million cash payment during the third quarter of 2003 representing an accelerated payment under the terminated and restructured contracts.

West Coast Power.    Through our interest in West Coast Power, we have credit exposure for past transactions to the Cal ISO and Cal PX, which primarily relied on cash payments from California utilities to in-turn pay their bills. West Coast Power currently sells directly to the CDWR pursuant to a long-term sales agreement.

At December 31, 2002, our portion of the receivables owed to West Coast Power by the Cal ISO and Cal PX approximated $200 million. Management is continually assessing our exposure, as well as our exposure through West Coast Power, relative to our California receivables and establishes and maintains reserves as necessary. During 2002, 2001 and 2000, our share of reserves taken by West Coast Power totaled $49.0 million, $122.5 million and $24.5 million, respectively. Our share of the total reserve at December 31, 2002 and 2001 was $200.8 million and $151.8 million, respectively.

Enron Merger Termination Litigation.    Dynegy and DHI were sued on December 2, 2001 by Enron and Enron Transportation Services Co. in the United States Bankruptcy Court for the Southern District of New York, Adversary Proceeding No. 01-03626 (AJG). Enron claimed that Dynegy materially breached the Merger Agreement dated November 9, 2001 between Enron and Dynegy and related entities by wrongfully terminating that Agreement on November 28, 2001. Enron also claimed that we wrongfully exercised our option to take ownership of Northern Natural under an Option Agreement dated November 9, 2001. Enron sought damages in excess of $10 billion and declaratory relief against Dynegy for breach of the Merger Agreement. Enron also sought unspecified damages against Dynegy and DHI for breach of the Option Agreement. Dynegy and DHI filed an answer on February 4, 2002, denying all material allegations. On April 12, 2002, the Bankruptcy Court granted our motion to transfer venue in the proceeding to the United States District Court for the Southern District of Texas (Houston Division).

On August 15, 2002, we entered into an agreement with Enron to settle this lawsuit. Under the terms of the settlement agreement, we agreed to pay Enron $25 million, $10 million of which was paid to Enron upon approval of the settlement agreement by the Bankruptcy Court, with the remaining $15 million escrowed until approval of the settlement becomes final. In addition, we agreed with Enron to exchange mutual releases of any and all claims related to the terminated merger and to dismiss the related litigation. We also agreed not to pursue any claims for working capital adjustments relating to the acquisition of Northern Natural. The terms of the settlement were approved by the Bankruptcy Court on August 29, 2002. On September 6, 2002, an appeal of the Bankruptcy Court’s approval was filed by the plaintiffs who had filed the class action lawsuits described below.

On February 6, 2003, the District Court affirmed Judge Gonzalez’s order approving the settlement agreement. On April 7, 2003, following the expiration of the time period during which these plaintiffs could have filed a further appeal, we and Enron filed with the United States District Court for the Southern District of Texas (Houston Division) a joint motion for dismissal of Enron’s claims with prejudice. The court subsequently approved the settlement, and the case has been dismissed.

Ann C. Pearl and Joel Getzler filed a suit against Dynegy and DHI in the United States District Court for the Southern District of New York. Plaintiffs filed the lawsuit as a purported class action on behalf of all persons or entities that owned Enron common stock as of November 28, 2001. A similar suit was filed by Bernard D. Shapiro and Peter Strub in the 129th Judicial District Court for Harris County, Texas. Plaintiffs in each case alleged that they are intended third-party beneficiaries of the Merger Agreement dated November 9, 2001 among Enron, Dynegy and related entities. Plaintiffs claimed that we materially breached the Merger Agreement by, among other things, wrongfully terminating that agreement. Plaintiffs also claimed that we breached the implied covenant of good faith and fair dealing. Plaintiffs sought unspecified damages and other relief. Enron moved for an order from the Bankruptcy Court in the Southern District of New York directing that the Pearl and Shapiro plaintiffs be enjoined from prosecuting their actions and that their actions be immediately dismissed. The Bankruptcy Court held that the claims asserted by the Pearl and Shapiro plaintiffs were the exclusive property of the Enron bankruptcy estate and that the plaintiffs lacked standing to sue as third-party beneficiaries of the Merger Agreement. Accordingly, by an order entered on April 19, 2002, the Bankruptcy Court granted Enron’s motion, enjoined the prosecution of both actions and directed that they be dismissed. The Pearl and Shapiro plaintiffs thereafter complied with that order, but filed an appeal to the United States District Court for the Southern District of New York. On October 22, 2002, the District Court reversed the Bankruptcy Court’s determination, holding that the Pearl and Shapiro plaintiffs do have standing to sue as third-party beneficiaries, and that their claims are not the exclusive property of the bankruptcy estate. Shortly after this ruling, certain Enron shareholders filed an action against Dynegy for wrongful termination of the Merger Agreement in the United States District Court for the Southern District of New York.

On October 28, 2002, Dynegy and DHI filed a declaratory action in Harris County Judicial District Court relating to the Shapiro action. The action seeks to reinstate the Shapiro action in the 129th Judicial District Court that is no longer stayed. The action also seeks affirmative declarations to the effect that Dynegy did not wrongfully terminate the Merger Agreement, that the termination did not breach any duty owed to the Shapiro plaintiffs or to Enron’s shareholders generally and that neither the Shapiro plaintiffs nor Enron’s shareholders generally have a right to enforce or to make claims under the Merger Agreement.

On April 9, 2003, we executed a settlement agreement with the former Enron shareholder plaintiffs relating to the purported class action lawsuits described above. Pursuant to the settlement agreement, which is subject to court approval, we have agreed to pay $6 million to settle the claims asserted on behalf of the class of all Enron shareholders who held Enron stock at the time the merger was terminated. We have a unilateral right to terminate the settlement agreement if any class members opt out of the settlement class or if the court fails to approve any material provision of the settlement agreement. A hearing to obtain the court’s approval is scheduled for September 2003.

We believe that we have meritorious defenses against these claims and, subject to the finalization of the settlement described above, intend to vigorously defend against them. An adverse result in any of these proceedings, however, could have a material adverse effect on our financial position and results of operations.

Enron Trade Credit Litigation.    As a result of Enron’s bankruptcy filing, we recognized in our fourth quarter 2001 financial statements a pre-tax charge related to our net exposure for commercial transactions with Enron. As of December 31, 2002 our net exposure to Enron, inclusive of certain liquidated damages and other amounts relating to the termination of the transactions, was approximately $93 million and was calculated by setting off approximately $230 million owed from various Dynegy entities to various Enron entities against approximately $314 million owed from various Enron entities to various Dynegy entities. The master netting agreement between us and Enron and the valuation of the commercial transactions covered by the agreement, which valuation is based principally on the parties’ assessment of market prices for such period, remain subject to dispute by Enron with respect to which there have been negotiations between the parties. These negotiations have focused on the scope of the transactions covered by the master netting agreement and the parties’ valuations of those transactions. If any disputes cannot be resolved by the parties, the agreements call for arbitration. We have instituted arbitration proceedings against those Enron parties not in bankruptcy and have filed a motion with the Bankruptcy Court requesting that we be allowed to proceed to arbitration against those Enron parties that are in bankruptcy. The Enron parties have responded by opposing our request to enforce the arbitration requirement and filing an adversary proceeding against us. Both the opposition to the arbitration request and the adversary proceeding allege that the master netting agreement should not be enforced and that the Enron companies should recover approximately $230 million from us. We have disputed such allegations and are vigorously defending our position regarding the setoff rights provided for in the master netting agreement. No ruling has been made by the Bankruptcy Court, and the Court has referred the disputes to non-binding mediation, currently scheduled to take place on September 9 and 10, 2003. If the setoff rights were modified or disallowed, either by agreement or otherwise, the amount available for Dynegy entities to set off against sums that might be due Enron entities could be reduced materially.

Telstra Litigation.    On January 25, 2002, Telstra Corporation, Ltd. and Telstra Wholesale Inc. (collectively, “Telstra”) filed suit in Delaware Chancery Court against DynegyConnect, L.P.

(“DynegyConnect”), a limited partnership in which Dynegy acquired a combined 80% interest, as well as some of our other affiliates. DynegyConnect is a vehicle established by us to participate in the U.S. telecommunications business. Telstra Wholesale originally acquired the remaining 20% interest in DynegyConnect pursuant to a limited partnership agreement that was executed in October 2000 and details the partners’ rights and obligations. Under the agreement, Telstra Wholesale was granted a put option permitting it to require Dynegy or its designee, at any time on or before September 20, 2002, to purchase its 20% partnership interest for a purchase price equal to the value of Telstra Wholesale’s capital account in DynegyConnect, subject to certain adjustments. The plaintiffs brought this action in connection with Telstra Wholesale’s attempted exercise of this put option. The plaintiffs alleged breach of contract and bad faith, among other things, in connection with the valuation of Telstra Wholesale’s capital account and, as a result, the put option purchase price, as well as the administration of the partnership. The plaintiffs sought approximately $50 million plus interest in damages together with fees and other litigation expenses. Previously, Minority Interest on our condensed consolidated balance sheets included amounts relating to Telstra Wholesale’s investment in DynegyConnect, which amounts equaled the fair value of Telstra Wholesale’s put option. During the fourth quarter 2002, based on the status of the litigation, this Minority Interest liability was reclassified to a current liability, which reclassification had no impact on net income, and we accrued an additional $15 million legal expense.

Telstra filed a motion for summary judgment on December 6, 2002, and the court partially granted Telstra’s motion on March 4, 2003. The court ruled against Dynegy on Telstra’s breach of contract claim and in favor of Dynegy on Telstra’s bad faith claim and set a trial date on the issue of damages. On March 14, 2003, the parties agreed to settle this lawsuit. Pursuant to the terms of the settlement agreement, we agreed to acquire Telstra Wholesale’s minority interest in DynegyConnect effective as of September 19, 2001 in exchange for $45 million in cash, $10 million of which was paid on March 14, 2003 and the remaining $35 million of which was paid in April 2003.

Severance Arbitrations.    Dynegy Inc.’s former CEO, Chuck Watson, former President, Steve Bergstrom, and former CFO, Rob Doty, have each filed for arbitration pursuant to the terms of their employment/severance agreements. In each case, the parties disagree as to the amounts that may be owed pursuant to their respective agreements. These former officers have made arbitration claims that seek payments of up to approximately $28.7 million, $10.4 million and $3.4 million, respectively. These agreements are subject to interpretation and Dynegy maintains that the amounts owed are substantially lower than the amounts sought. In particular, the severance agreement with Mr. Bergstrom provides that the amounts identified in the agreement are not due him if material financial restatements have occurred or allegations of wrongdoing are made against him by a state or federal law enforcement agency. However, we cannot predict with any degree of certainty the amounts that may be determined to be owed as a result of the pending arbitration proceedings, and have, therefore, recorded reserves in the event these arbitrations are decided adversely to Dynegy. At present, these arbitrations are scheduled to commence in November 2003 (Doty), February 2004 (Watson) and March 2004 (Bergstrom).

Modesto Litigation.    On August 3, 1998, the Modesto Irrigation District filed a lawsuit against PG&E and Destec Energy, Inc. (now known as Dynegy Power Corp.), which was previously acquired by Dynegy, in federal court for the Northern District of California, San Francisco division. The lawsuit alleges violations of federal and state antitrust laws and state law tort and breach of contract claims against Destec relating to a power sale and purchase arrangement with the plaintiff in the City of Pittsburg, California. While the plaintiff’s pleadings indicate that it cannot measure its alleged damages with specificity, it has indicated that the actual damages sought from PG&E and Destec may exceed $25 million. Plaintiff also seeks a trebling of any portion of damages related to its antitrust claims. After the District Court dismissed the plaintiff’s antitrust claims on August 20, 1999 and refused to assert pendent jurisdiction over the state law claims, the plaintiff filed an appeal with the Ninth Circuit Court of Appeals and re-filed its state claims in state court. Plaintiff then agreed to execute a tolling agreement on the state law claims and to dismiss the state court case until the federal appeal was decided. Plaintiff subsequently filed in the state court a request for dismissal, which the court granted on October 25, 2000.

Although PG&E filed a Chapter 11 bankruptcy proceeding on April 6, 2001, the automatic stay applicable in the proceeding was lifted to permit the Ninth Circuit to decide the pending appeal. On December 6, 2002, the Ninth Circuit reversed the District Court’s order dismissing the plaintiff’s antitrust claims. The District Court set a Case Management Conference for July 2, 2003, which conference was continued until August 6, 2003, to provide the parties an opportunity to negotiate a schedule for the expeditious resolution of potentially dispositive issues in the case. We believe that we have meritorious defenses to these claims and we intend to vigorously defend against them. However, if the plaintiff were to successfully prosecute its claims, we could be required to fund a judgment in excess of $25 million.

Farnsworth Litigation.    On August 2, 2002, Bradley Farnsworth filed a lawsuit against us in Texas state district court claiming breach of contract and that he was demoted and ultimately fired from the position of Controller for refusing to participate in illegal activities. On April 18, 2003, Mr. Farnsworth filed a First Amended Complaint in this matter. Specifically, Mr. Farnsworth alleges, in the words of his amended complaint, that certain of our former executive officers requested that he “shave or reduce for accounting purposes” the forward price curves associated with the natural gas business in the United Kingdom for the period of October 1, 2000 through March 31, 2001, in order to indicate a reduction in our mark-to-market losses. He also claims that Project Alpha and the round-trip trades provide evidence to support his theory that these same former executive officers were engaged in a conspiracy to manipulate Dynegy’s financial results and statements. Mr. Farnsworth, who seeks unspecified actual and exemplary damages and other compensation, also alleges that he is entitled to a termination payment under his employment agreement equal to 2.99 times the greater of his average base salary and incentive compensation for the highest three calendar years preceding termination or his base salary and target bonus amount for the year of termination (currently estimated at a range of approximately $700,000 to $1,200,000). The parties have commenced discovery in this lawsuit and Dynegy has taken the plaintiff’s deposition. We believe that we have meritorious defenses against these claims and intend to vigorously defend against them. Although we have recorded a reserve with respect to this litigation, we do not believe that any liability we might incur as a result of this litigation would have a material adverse effect on our financial condition or results of operations.

Apache Litigation.    In May 2002, Apache Corporation filed suit in Harris County, Texas district court against Versado as purchaser and processor of Apache’s gas, and against DMS as operator of the Versado assets in New Mexico. The suit, which followed an Apache audit of Versado’s books and records relating to the parties’ commercial transactions, originally sought approximately $3.9 million in damages. Under an agreed court order, Versado analyzed the results of the Apache audit and voluntarily paid approximately $1.35 million to Apache in the third quarter of 2002. Apache has since amended its petition to allege Versado still owes it a total of more than $9 million. These new claims include allegations that Versado engages in “sham” transactions with affiliates, which result in Versado not receiving fair market value when it sells gas and liquids. They also allege, among other things, that the formula for calculating the amount Versado receives from its buyers of gas and liquids is flawed since it is based on gas price indexes that these same affiliates are alleged to have manipulated by providing false price information to the index publisher. Versado intends to vigorously defend against these claims and believes it has meritorious defenses. In May 2003, we filed a motion for partial summary judgment relating to lost gas and related matters, which has not yet been heard. Trial in this matter is scheduled for September 2003. Although we have recorded a reserve with respect to this litigation, we do not believe that any liability we might incur as a result of this litigation would have a material adverse effect on our financial condition or results of operations.

Sierra Pacific Litigation.    In April 2003, Sierra Pacific Resources and Nevada Power Company filed suit against various sellers of natural gas, including some of Dynegy’s subsidiaries, in the United States District Court for the District of Nevada and, on July 3, 2003, filed an amended petition in the action. In the suit, plaintiffs claim that they purchased natural gas from us to produce electricity for their customers at artificially high prices based on published index prices at the California-Arizona border market. Plaintiffs claim that we were part of a conspiracy to restrict natural gas transmission capacity on the El Paso pipeline system, which in turn raised the California border price. Plaintiffs allege, although without specificity, that Dynegy withheld capacity from the market in concert with El Paso and that there was an “illicit” agreement between the other defendants, El Paso and us to decrease output and raise prices in violation of the Nevada Unfair Trade Practices Act. Plaintiffs seek an award of unspecified treble damages with respect to these claims based on the alleged excess natural gas costs they incurred.

Plaintiffs further allege that we intentionally misrepresented natural gas prices and volumes to trade publications that compile and report index prices in an effort to induce plaintiffs to enter into contracts for the purchase of natural gas at artificially high prices, as well as associated hedging transactions, and that Nevada Power did in fact rely on the misinformation suffering damage as a result of such reliance. Plaintiffs further claim that we conspired with El Paso to provide this false information, and that our misconduct constitutes fraud and violates Nevada’s Racketeering Influenced Corrupt Organizations Act. Plaintiffs seek an award of unspecified treble damages with respect to these claims.

On July 3, 2003 plaintiffs served their amended complaint on Dynegy Power Marketing and Trade and on the El Paso and Sempra defendants named in the prior version of the complaint. Plaintiffs have also now named Reliant Energy Services and Sempra Energy Trading Corporation. Defendants, including Dynegy, have until September 12, 2003 to answer and/or file appropriate motions attacking the pleadings. We are analyzing these claims, and intend to defend against them vigorously. It is not possible to predict with certainty whether we will incur any liability or to estimate the range of possible loss, if any, that we might incur in connection with this lawsuit. However, we do not believe that any liability we might incur as a result of this litigation would have a material adverse effect on our financial condition, results of operations.

Other Index Pricing Litigation.    In addition to the Sierra Pacific suit described above, we and DMT were named as defendants in April 2003 in a third-party complaint in a lawsuit originally initiated by Nelson Brothers, LLC against Cherokee Nitrogen in Alabama state court. The underlying suit relates to an agreement between Cherokee and Nelson Brothers pursuant to which Cherokee allegedly agreed to supply ammonium nitrate to Nelson Brothers and to use its commercially reasonable efforts to reduce its supply costs. When Nelson Brothers sued Cherokee under their agreement, Cherokee filed a third-party complaint alleging that it purchased natural gas from DMT based on index pricing and, citing the December 2002 settlement with the CFTC, that the index prices used were artificially inflated by DMT due to “fraudulent and inaccurate reporting” to index services, which resulted in higher costs that it passed on to Nelson Brothers. Cherokee claims that DMT is liable to it for alleged overcharges and seeks actual and punitive damages in unspecified amounts. Dynegy has filed a motion to remand this litigation to state court and to dismiss Dynegy Inc. for lack of jurisdiction. We are currently awaiting a ruling on these motions. We intend to defend against these claims vigorously. It is not possible to predict with certainty whether we will incur any liability or to estimate the range of possible loss, if any, that we might incur in connection with this lawsuit. However, we do not believe that any liability we might incur as a result of this litigation would have a material adverse effect on our financial condition, or results of operations.

Triad Energy Litigation.    On March 18, 2003, Triad Energy Resources Corp. and five other alleged representatives of two plaintiffs’ classes filed a putative antitrust class action against NiSource Inc. and other defendants, including Dynegy, in the United States District Court for the District of Columbia. The plaintiffs purport to represent classes of purchasers, marketers, wholesalers, managers, sellers and shippers of natural gas that allegedly were damaged by an illegal gas scheme devised by three federally regulated interstate pipeline systems: Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, and The Cove Point LNG Limited Partnership—all of which now are owned by NiSource, and certain shippers on these pipelines.

The complaint alleges violations of the federal antitrust laws and common law tortious interference with contractual and business relations. It alleges that the interstate pipelines provided preferential storage and transportation services to their own unregulated marketing affiliate in violation of FERC regulations and, in return, received percentages of the profits reaped by the marketing affiliate. The complaint also alleges that certain shippers, including us, having learned of the Columbia arrangements, demanded and received similar preferential storage and transportation services that were not available to all shippers.

Although this alleged scheme was the subject of a FERC order issued on October 25, 2000, which order required the Columbia companies to pay $27.5 million to certain customers of Columbia Gas and Columbia Gulf, plaintiffs claim that the FERC order did not remedy the competitive injury to plaintiffs caused by the scheme. The complaint seeks aggregate damages of approximately $1.716 billion (divided approximately $1.034 billion and $682 million between two plaintiffs’ classes). Under the federal antitrust laws, damages are subject to trebling. We are analyzing these claims, and intend to vigorously defend against them. At present, the litigation is stayed pending the outcome of a motion to dismiss in a companion case in which we are not a defendant. It is not possible to predict with certainty whether we will incur any liability or to estimate the damages, if any, that we might incur in connection with this lawsuit.

Maxus Litigation.    In June of 2002, DMS as successor to Natural Gas Clearinghouse, the defendant in the trial below, argued its appeal in the case of Natural Gas Clearinghouse v. Midgard Energy, formerly known as Maxus Exploration Co. This appeal to the Seventh District Court of Appeals in Amarillo, Texas was taken by us in response to an adverse judgment received in the District Court of Potter County, Texas in April of 2001. In the lower court, DMS was found liable for failing to deliver processable “wet” gas to a processing plant in Oklahoma owned by Maxus and DMS’s third party action against Transok Inc. for causing it to breach the processing contract was decided adversely to the Company. The judgment was appealed from and, in May 2003, was upheld in part. We thereafter filed an expedited writ with the Texas Supreme Court seeking further review. We have established a reserve in connection with this matter, although we do not believe that any liability we might incur would have a material adverse effect on our financial condition or results of operations.

Alleged Marketing Contract Defaults.    We have posted collateral to support a substantial portion of our obligations in our customer risk management business, including our obligations under some of our power tolling arrangements. While we have been working with various counterparties to provide mutually acceptable collateral or other adequate assurance under these contracts, we have not reached agreement with Sithe Independence and Sterlington/Quachita Power LLC regarding a mutually acceptable amount of collateral in support of our obligations under our power tolling arrangements with either of these two parties. Although we are current on all contract payments to these counterparties, we have received a notice of default from each such party with regard to collateral and are continuing to negotiate the issue. Our annual net payments under these two arrangements approximate $67 million and $57 million, respectively, and the contracts extend through 2014 and 2012, respectively. If these two parties were to successfully pursue claims that we defaulted on these contracts, they could declare a termination of their respective contracts, which provide for termination payments based on the agreed mark-to-market value of the contracts. Because of the effects of changes in commodity prices on the mark-to-market value of these contracts, as well as the likelihood that we would differ with our counterparties as to the estimated value of these contracts, we cannot predict with any degree of certainty the amounts of termination payments that could be required under these two contracts. Disputes relating to these two contracts, if resolved against us, could materially adversely affect our financial condition and results of operations.

In addition, we are involved in litigation with some of our former counterparties relating to contract terminations with respect to which we were unable to agree on mutually acceptable collateral or other adequate assurance. We intend to vigorously defend against these claims and do not expect that any liability we might incur in connection with these contract terminations will materially adversely affect our financial condition or results of operations.

U.S. Attorney Investigations.    The U.S. Attorney’s office in Houston has commenced an investigation of our actions relating to Project Alpha, round-trip trades with CMS Energy and our gas trade reporting practices. We have produced documents and witnesses for interviews in connection with this investigation. Six of our natural gas traders were dismissed in October 2002 for violating our Code of Business Conduct after an ongoing internal investigation conducted by our Audit and Compliance Committee in collaboration with independent counsel discovered that inaccurate information regarding natural gas trades had been reported to various energy industry publications. On January 27, 2003, one of our former natural gas traders was indicted in Houston on three counts of knowingly causing the transmission of false trade reports used to calculate the index price of natural gas and four counts of wire fraud. On June 10, 2003, three former Dynegy employees were indicted on charges of conspiracy, securities fraud, mail and wire fraud related to the Project Alpha transaction. We are cooperating fully with the U.S. Attorney’s office in its continuing investigation of both of these matters and cannot predict the ultimate outcome of these investigations.

Additionally, the United States Attorney’s office in the Northern District of California has issued a Grand Jury subpoena requesting information related to our activities in the California energy markets in November 2002. We have been, and intend to continue, cooperating fully with the U.S. Attorney’s office in its investigation of these matters, including production of substantial documents responsive to the subpoena and other requests for information. We cannot predict the ultimate outcome of this investigation.

SEC Settlement.    On September 24, 2002, we announced a settlement with the SEC of allegations made in connection with the previously disclosed investigation relating to Project Alpha and round-trip electricity trades with CMS Energy. In the settlement, the SEC found that we engaged in securities fraud in connection with our disclosures and accounting for Project Alpha, and negligently included materially misleading information about the round-trip energy trades with CMS Energy in two press releases we issued in early 2002. In settlement of the SEC’s enforcement action, Dynegy, without admitting or denying the SEC’s findings, agreed to the entry of a cease-and-desist order and to pay a $3 million penalty in a related civil suit filed in the United States District Court in Houston, Texas. We are continuing to cooperate with the SEC’s ongoing investigation of other parties related to Project Alpha. On June 11, 2003, the SEC instituted civil proceedings against three former Dynegy employees for conduct related to the Project Alpha transaction.

Nicor Energy Investigations.    We own a 50% interest in Nicor Energy L.L.C., a joint venture with Nicor Inc. that markets retail gas and electricity in the Midwest. During the first quarter of 2003, substantially all of the operations of Nicor Energy were sold and substantially liquidated the company in the second quarter 2003. We have historically provided gas and electricity to Nicor Energy for resale to its retail customers; however, we ceased to provide gas to Nicor Energy effective March 31, 2003 in connection with our exit from third-party marketing and trading and will cease to provide electricity to Nicor Energy in connection with its assignment of our wholesale electricity contracts to the purchasers of its retail electricity business. On March 10, 2003, Nicor Inc. publicly announced that it expects the SEC to bring civil charges against Nicor Energy based on alleged violations of standard financial reporting relating to unbilled revenues and unrecorded liabilities, including fraud and maintaining false books and records. The U.S. Attorney for the Northern District of Illinois has also notified Nicor Energy that it is conducting an inquiry on these same matters, and that a grand jury is also reviewing these matters. We intend to cooperate with these investigations and cannot predict their ultimate outcomes.

Nicor Inc. previously revealed irregularities in accounting at Nicor Energy. We have reflected a $5.6 million pre-tax charge in the fourth quarter 2001 relating to our investment in Nicor Energy as a result of these matters. We intend to divest our ownership interest in Nicor Energy consistent with our previously announced exit from third-party marketing and trading.

Department of Labor Investigation.    In August 2002, the U.S. Department of Labor commenced an official investigation pursuant to Section 504 of ERISA with respect to the benefit plans maintained by Dynegy Inc. and its ERISA affiliates. We have cooperated with the Department of Labor throughout this investigation, which remains ongoing. As of this date, the investigation has focused on a review of plan documentation, plan reporting and disclosure, plan recordkeeping, plan investments and investment options, plan fiduciaries and third-party service providers, plan contributions and other operational aspects of the plans. We have not yet received the Department of Labor’s definitive findings resulting from its investigation.

The Series B Exchange

The following is a summary of the Series B Exchange, including the Exchange Agreement to be entered into by us and Chevron U.S.A. Inc. (“CUSA”) and the amended and restated shareholder agreement, the amending and restating of the existing registration rights agreement and the two new registration rights agreements, in each case to be entered into by us and CUSA, and the Series C Preferred Stock to be issued in connection with the Series B Exchange. The following summary is less complete than the actual documentation for the Series B Exchange.

The Series B Exchange is subject to consent from the lenders under the credit facility, which is subject to the receipt of at least $1.5 billion of aggregate gross proceeds from this offering and the concurrent offering of the convertible subordinated debentures by Dynegy, approval by our board of directors (the “Board”), approval by internal management of ChevronTexaco, definitive documentation, other terms and conditions to be set forth therein, and receipt of applicable regulatory and other approvals.

Series B Exchange.    The shares of Series B Preferred Stock originally purchased by ChevronTexaco provide for a mandatory redemption on November 13, 2003. Based on our substantial debt obligations, liquidity position, limitations under applicable state law and limitations in DHI’s credit facility in respect of redemptions of equity securities, we currently do not expect to be able to redeem the Series B Preferred Stock in November 2003. We have entered into an agreement with CUSA to restructure the Series B Preferred Stock and the redemption provisions thereunder. In exchange for all of the outstanding shares of Series B Preferred Stock held by CUSA and any present or future claims relating to the Series B Preferred Stock that CUSA may have, we will provide CUSA with the following:

•	a cash payment equal to $225 million;

•	$225 million principal amount of Junior Unsecured Subordinated Notes due 2016 (the “DYN Notes”) to be issued by us; and

•	8 million shares of our Series C Convertible Preferred Stock (liquidation preference $50 per share).

The exchange of the Series B Preferred Stock will be made in accordance with the terms and conditions of an Exchange Agreement, the material terms of which are set forth below.

Exchange Agreement.    The Exchange Agreement sets forth our agreement with CUSA to exchange the Series B Preferred Stock for cash and other securities. Certain terms and conditions of the Exchange Agreement are set forth below.

Upon receipt by us of the certificate representing the Series B Preferred Stock, we will deliver to CUSA (i) a cash payment equal to $225 million, (ii) stock certificate representing the Series C Preferred Stock and (iii) the DYN Notes (the terms of which are described below).

The consummation of the exchange is subject to the satisfaction of the following conditions:

•	we and CUSA will enter into an amended and restated shareholder agreement, and an amended and restated registration rights agreement and two new registration rights agreements;

•	in connection with the Series C Preferred Stock and the DYN Notes, we and CUSA will enter into two new registration rights agreements;

•	consummation of our proposed recapitalization plan (including, without limitation, the issuance of the convertible debentures) prior to or simultaneously with the Series B Exchange;

•	the modification of certain existing commercial arrangements with CUSA, including the provision for a release to us of certain prepayments held by CUSA;

•	receipt by our Board of a fairness opinion, valuation letters and a solvency letter relating to the Series B Preferred Stock Restructuring, each in form and substance acceptable to our Board;

•	CUSA internal management approval;

•	consent from our existing creditors, including the lenders in DHI’s credit facility, to the Series B Exchange;

•	approval by our Board of the execution, delivery and performance of all documents and transactions relating to the Series B Exchange; and

•	the determination by our Board that the Series B Exchange is entirely fair to us and otherwise meets the requirements of Illinois law or other laws applicable to transactions similar to the Series B Exchange.

The terms of the Series C Preferred Stock are governed by a Statement of Resolution that we will file with the Illinois Secretary of State in connection with the Series B Exchange. The DYN Notes will be governed by the provisions of an indenture.

Series C Preferred Stock.    Assuming that the exchange of the Series B Preferred Stock is consummated, no shares of Series B Preferred Stock will remain outstanding. In connection with the Series B Exchange, we will issue 8,000,000 shares of Series C Preferred Stock with a liquidation preference of $50 per share. The terms of the Series C Preferred Stock are as follows:

•	Maturity. The Series C Preferred Stock will mature 30 years from the date the shares are first issued. Upon maturity, each share will entitle the holder thereof to receive payment of liquidation preference, plus any accrued and unpaid dividends. The Series C Preferred Stock is subject to mandatory redemption upon maturity or upon our failure to make payments in cash in full of amounts due at the end of any dividend deferral period.

•	Voting. Other than as required by law, holders of the Series C Preferred Stock have no voting rights.

•	Dividends; Liquidation. Dividends are payable at the rate of 5.5% per annum in cash semi-annually. At our election, we may defer dividend payments for up to 10 consecutive semi-annual dividend payment periods. Upon the termination of any deferral period, all accrued and unpaid amounts are due in cash. If we make a deferred dividend payment in full when due, we may elect to begin a new dividend deferral period. During any deferment in dividend payments or at any time when dividends are not being paid in cash to CUSA, we are prohibited from paying any dividends or making other distributions on our Common Stock. In addition, from and after the one year anniversary of the Series B Exchange, if we have not obtained approval from our shareholders under New York Stock Exchange rules and other applicable laws and regulations to issue the Common Stock issuable upon conversion of the Series C Preferred Stock, the dividend rate on the Series C Preferred Stock will increase to 10% per annum until such time as we obtain such approval from our shareholders or it is determined that such approval from our shareholders is not required or it is determined that shareholder approval is not required under New York Stock Exchange rules and other applicable laws and regulations to issue the Common Stock issuable upon conversion of the Series C Preferred Stock. CUSA has agreed to vote its shares of Class B common stock in favor of the shareholder approval. We have agreed to take all necessary action for there to be placed before our shareholders a resolution seeking shareholder approval.

•

Conversion.    Shares of Series C Preferred Stock are not convertible until such time as we obtain shareholder approval. Upon receipt of shareholder approval as set forth above, shares of the Series C Preferred Stock are convertible at the option of the holder at any time and from time to time into shares of Common Stock (Class B Common Stock if held by CUSA and Class A Common Stock if held by any other person) so long as our Common Stock during each of the 20 trading days immediately prior to the proposed conversion date is at least 100% of the conversion price. The initial conversion price of the Series C Preferred Stock will be $5.78. The conversion price will be subject to adjustment for extraordinary cash dividends, subdivisions, combinations or reclassifications of our stock, distribution of certain warrant rights to all holders of our Common Stock and distribution of non-cash assets, debt securities or other securities purchase rights to all holders of our Common Stock. Accrued and unpaid dividends are not convertible other than in connection with a mandatory conversion by us as described in the following paragraph.

On or after the third anniversary of the Lock-Up Period (as defined below), we may, at our option, cause the Series C Preferred Stock to automatically convert into shares of Common Stock at any time the closing price of our Common Stock exceeds 130% of the conversion price in effect on the conversion date for at least 20 trading days within any period of 30 consecutive trading days prior to the exercise of our conversion right. Upon such mandatory conversion, accrued and unpaid dividends shall convert into shares of our common stock at the then market price of our common stock.

Upon any conversion of the Series C Preferred Stock, we have the right to deliver, in lieu of shares of our Common Stock, cash or a combination of cash and shares of Common Stock.

•	Optional Redemption. At any time after the tenth anniversary of the closing of the Series B Exchange, we may, at our option, redeem all of the Series C Preferred Stock for a redemption price equal to the original cost of each share plus all accrued and unpaid dividends.

•	Change of Control. Upon a change of control (as defined in the Statement of Resolution establishing the Series C Preferred Stock), each holder of Series C Preferred Stock has the right to require us to purchase the shares of Series C Preferred Stock held by such holder at the original cost of each share plus all accrued and unpaid dividends.

•	Transfer Restrictions. The initial holder of the Series C Preferred Stock may not transfer the shares of the Series C Preferred Stock (other than to affiliates) until the earlier of (a) 18 months following the closing of the Series B Exchange and (b) 120 days following the consummation of one or more public or private sales of our qualified capital stock resulting in gross proceeds to us of at least $250 million (the “Lock-Up Period”). Further, holders of Series C Preferred Stock are not permitted to transfer their shares, except in accordance with the Exchange Agreement and applicable securities laws.

DYN Notes.    As part of the consideration for the Series B Exchange, we will issue the DYN Notes to CUSA. The terms of the DYN Notes will be set forth in an indenture, certain terms of which are outlined below.

•	Maturity. The DYN Notes are due in 2016.

•	Interest. Interest on the DYN Notes accrues at the rate of 9.00% per annum during the first two years following issue and at a rate of 13.75% per annum thereafter, in each case, compounded semi-annually and, at our option, payable in kind by issuance of additional DYN Notes.

•	Mandatory Prepayment. The DYN Notes are subject to mandatory prepayment during the first two years and until such time as ChevronTexaco elects otherwise with (a) 100% of net cash proceeds from the issuances of qualified capital stock in excess of the first $250 million of qualified capital stock issued after the Series B Exchange, (b) 50% of net cash proceeds from issuances of subordinated or convertible debt, mandatorily redeemable Preferred Stock or convertible equity (excluding refinancings thereof), (c) 25% of net cash proceeds from asset sales (other than sales of Illinois Power assets or equity) up to $200 million in the aggregate from and after the consummation of the Series B Exchange and (d) 75% of net cash proceeds from the sale of Illinois Power, provided that such net cash proceeds will not include any amounts used for the payment of any debt associated with Illinois Power. To the extent any mandatory prepayment is not made due to restrictions contained in our current or future debt instruments or applicable law, interest will accrue at the rate of 13.75% on the blocked prepayment amount.

•	Optional Prepayment. The DYN Notes are callable by us at par plus accrued interest at any time prior to maturity, unless the holders of the DYN Notes have made the election regarding mandatory prepayments described in the following sentence.

At any time after the date that is 90 days prior to the two-year anniversary of the closing of the Series B Exchange, CUSA may exercise a one-time election to terminate the mandatory prepayment provisions. Upon the effectiveness of such election, which will be no earlier than 90 days following the date of such notice, the optional redemption provision of the DYN Notes shall be amended to provide that the DYN Notes are not callable by us through the seven-year anniversary of the closing of the Exchange. If such notice becomes effective, following such seven-year anniversary, we may prepay the outstanding principal amount of the DYN Notes, in whole or in part, at a purchase price of par plus accrued interest plus a premium equal to one-half the coupon, declining ratably to par in year 10.

•	Limitations on Payments. All prepayments obligations are subject to restrictions in our or our subsidiaries’ current or future debt instruments (but not restrictions contained in intercompany debt instruments) or any applicable laws. To the extent any mandatory prepayment is blocked pursuant to the preceding sentence, interest will accrue at 13.75% of the blocked prepayment amount.

•	Subordination. The DYN Notes will rank junior to all of our present and future senior and senior subordinated debt and will be structurally subordinated to the liabilities of our subsidiaries, including subsidiary debt.

•	Default. The failure to pay the principal amount of the DYN Notes and all interest accrued thereon when due is a default, provided that interest may be paid by issuance of paid-in-kind notes by the issuance of additional DYN Notes and the failure to make mandatory redemptions shall not be a default if our ability to make such payment is restricted by any of our debt instruments or applicable law as described above. Bankruptcy or insolvency or similar proceedings involving Dynegy are also defaults. So long as a default under the DYN Notes is occurring, we may not make any distributions (whether by repurchase, redemption, dividend or otherwise) on our Common Stock.

•	Other Rights. At the option of the holder, the outstanding principal amount of the DYN Notes and all interest accrued thereon will be paid in full upon a change of control.

Shareholder Agreement.    We and CUSA are parties to a shareholder agreement, which is described in our previously filed SEC reports. We expect to enter into an amended and restated shareholder agreement with CUSA in connection with, and to be effective upon consummation of, the Series B Exchange. This amended and restated shareholder agreement will, among other things, take into account CUSA’s acquisition of the Series C Preferred Stock under the Exchange Agreement. Also, we will agree not to take any action that would cause CUSA’s ownership interest in our voting stock to exceed 40% of our outstanding voting securities. With respect to the Series C Preferred Stock, only shares of common stock issued upon an optional conversion by CUSA are counted in calculating the 40% threshold. CUSA has also agreed to waive its preemptive rights in respect of any issuances of equity in connection with the proposed recapitalization (including, without limitation, the issuance of the convertible subordinated debentures) and up to $250 million in issuances of qualified capital stock in the event that the Series B Exchange is consummated. If we do not consummate the Series B Exchange, we must offer CUSA its proportionate share of any equity securities we may issue in connection with our financing transaction. We have also agreed to amend our bylaws to reflect our exit from the gas marketing business.

Registration Rights Agreements.    We and CUSA are parties to a registration rights agreement, which is described in our previously filed SEC reports. We expect to amend and restate this registration rights agreement and to enter into two new registration rights agreements with CUSA in connection with, and effective upon the consummation of, the Series B Exchange. The amending and restating of the existing registration rights agreement will, among other things, cover the Common Stock issuable upon conversion of the Series C Preferred Stock. The two new registration rights agreements will, among other things, grant the holders of Series C Preferred Stock and DYN Notes a certain number of resale rights and a shelf registration for their securities.

Description Of The Amended Credit Facility

General

We will enter into an amendment to DHI’s credit facility, effective upon completion of the Notes Offerings and the satisfaction or waiver of the other conditions precedent thereto (the “Proposed Amendment”), which will permit the Proposed Restructuring and Refinancing Plan.

The amended credit facility shall consist of:

•	a $1.1 billion secured revolving credit facility (the “revolving facility”) that matures on February 15, 2005; and

•	a secured term loan (“Term B facility”) that matures on December 15, 2005 in an aggregate principal amount of $360 million, provided that the Term B facility will be prepaid by an amount equal to the excess of the proceeds of the Notes Offerings over $1.5 billion.

The revolving facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under the credit facility will bear interest, at our option, at (i) a base rate plus 3.75% per annum or (ii) LIBOR plus 4.75% per annum. A letter of credit fee will be payable on the undrawn amount of each letter of credit outstanding at a percentage per annum equal to 4.75% of the undrawn amount. An unused commitment fee of 0.50% will be payable on the unused portion of the revolving facility.

Subject to restrictions contained in the credit facility, amounts repaid under the revolving facility may be reborrowed. The full amounts of the borrowings under the Term B facility were borrowed at the closing, and borrowings repaid under this facility may not be reborrowed.

Prepayments and Commitment Reductions

The credit facility, as amended, contains mandatory commitment reductions and prepayment events. The commitments, subject to specified exceptions, must be permanently reduced:

•	with 100% of the net cash proceeds of all non-ordinary course asset sales (except that a portion of such proceeds may be used to make mandatory prepayments on the DYN Notes so long as the revolving commitments are reduced in connection with such prepayments according to a formula, with such reduction in the commitments in connection with any prepayments on the DYN Notes not to exceed $100 million);

•	with 50% of the net cash proceeds from the issuance of equity, subordinated debt or additional second lien debt (other than the proceeds from the notes and the concurrent offering of convertible subordinated debentures) (except that we may retain up to $250 million of proceeds of equity issuances and up to an additional $225 million of such proceeds may be used to make mandatory prepayments on the DYN Notes so long as the revolving commitments are reduced in connection with such prepayments according to a formula, with such reduction in the commitments in connection with any prepayments on the DYN Notes not to exceed $100 million);

•	with 100% of the net cash proceeds from the issuance of senior debt (other than the proceeds of this offering);

•	with 50% of extraordinary receipts; and

•	in connection with the payment of cash dividends on Series C Preferred Stock or the repurchase of Senior Notes of DHI that have maturity dates on or after 2007, by an amount determined according to a formula so long as we have $500 million of liquidity after giving effect to such payment or repurchase.

The credit facility provides for no amortization of principal amounts outstanding prior to the maturity dates except upon the occurrence of a mandatory prepayment event.

Guarantees and Collateral

Subject to specified exceptions, DHI’s obligations under the credit facility are guaranteed by us and substantially all of our direct and indirect subsidiaries, excluding (i) Illinois Power and DGC and their respective subsidiaries, (ii) most foreign subsidiaries, dormant subsidiaries and subsidiaries with de minimus value and (iii) subsidiaries that are unable to become guarantors due to existing contractual or legal restrictions.

Subject to specified exceptions and permitted liens, the lenders under the credit facility received a first-priority lien in substantially all the assets of Dynegy, DHI and certain of the subsidiary guarantors to the extent practicable and permitted by existing contractual arrangements, excluding Illinois Power and DGC and their respective subsidiaries. The lenders also received a first-priority lien in the ownership interests in our direct and indirect subsidiaries, including DHI but excluding (i) Illinois Power and DGC and their respective subsidiaries, (ii) most foreign subsidiaries, dormant subsidiaries and subsidiaries with de minimus value and (iii) subsidiaries whose ownership interests may not be pledged due to existing contractual or legal restrictions. DHI’s obligations under the Project Alpha transaction and CoGen Lyondell and Riverside generating facility leases were ratably secured with the same assets pledged to the lenders under the credit facility as required by the terms of those facilities.

Affirmative Covenants

The credit facility contains affirmative covenants relating to, among other things, financial statements; compliance and other certificates; notices of specified events; payment of obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; maintenance of books and records; inspection rights; use of proceeds; guarantee obligations and security; compliance with environmental laws; preparation of environmental reports; further assurances; material contracts; distribution of cash proceeds and extraordinary receipts by subsidiaries; and mortgaged property.

Negative Covenants

The credit facility contains negative covenants relating to, among other things, liens; investments; indebtedness; fundamental changes; dispositions; restricted payments; changes in business; transactions with affiliates and non-loan parties; burdensome agreements; use of proceeds; amendments to organizational documents; accounting changes; prepayments of indebtedness; material contracts; swap contracts and off-balance sheet arrangements; partnerships; formation of subsidiaries; and amendments to our Series B Mandatorily Convertible Redeemable Preferred Stock held by ChevronTexaco.

The credit facility generally prohibits us and our subsidiaries, including DHI, from pre-paying, redeeming or repurchasing outstanding debt or preferred stock. Notwithstanding this restriction, we and our subsidiaries, including DHI, may, among other things:

•

consummate the Series B Preferred Stock Restructuring subject to the following conditions: (i) no default shall have occurred and be continuing, (ii) the amount of cash collateral required to be pledged to a subsidiary of ChevronTexaco be reduced to the amount necessary to secure projected obligations for not more than one month, and (iii) the proceeds of this offering and the concurrent offering of convertible subordinated debentures are at least $1.5 billion;

•	pay cash dividends on the Series C Preferred Stock subject to the following conditions: (i) no default shall have occurred and be continuing, (ii) a voluntary prepayment of the credit facility is made in connection with such payments according to a formula, and (iii) we must have $500 million of liquidity after giving effect to such payment;

•	if the Series B Exchange does not occur, redeem up to $50 million of the Series B Mandatorily Convertible Redeemable Preferred Stock held by ChevronTexaco so long as we concurrently prepay the credit facility by three times the amount used to redeem such stock and we have $500 million of liquidity after giving effect to such payment;

•	prepay, repurchase or redeem the 2005/2006 notes, the CoGen Lyondell facility, the Project Alpha credit facility and the Riverside facility with the proceeds of this offering and the concurrent offering of convertible subordinated debentures, the net cash proceeds of extraordinary receipts or issuances of equity or subordinated debt, or cash on hand; provided that in the case of any prepayment of the Project Alpha credit facility or the Riverside facility, we must have $500 million of liquidity for ten days prior to and as of the date of such prepayment; and

•	repurchase up to $100 million of Senior Notes of DHI that have maturity dates on or after 2007 so long as we have $500 million of liquidity for ten days prior to and as of the date of such repurchase and the credit facility is prepaid in connection with such payments according to a formula; provided that up to $300 million of such notes (including any amount repurchased under the foregoing clause) may be repurchased without a concurrent prepayment under the credit facility with the net cash proceeds of extraordinary receipts or issuances of equity or subordinated debt.

Financial Covenants

The financial covenants in the credit facility are described below. We and our subsidiaries, including DHI but excluding Illinois Power and DGC and their respective subsidiaries, are prohibited from:

•	permitting their Secured Debt/EBITDA Ratio (as defined in the credit facility) from and after September 30, 2003 to be greater than the ratios as the Administrative Agents (as defined in the credit facility) and Dynegy shall reasonably determine to be the equivalent of the ratios set forth below taking into account solely the changes in Consolidated Secured Indebtedness (as defined in the credit facility) to occur in connection with this offering and utilizing the same projections and methodologies as used in determining the ratios set forth below and giving effect to any “cushion” included in the determination of such ratios;

Measurement Period Ending	Maximum Secured Debt/ EBITDA Ratio
September 30, 2003	7.8:1.0
December 31, 2003	7.8:1.0
March 31, 2004	7.2:1.0
June 30, 2004	6.8:1.0
September 30, 2004	6.0:1.0
December 31, 2004 and each fiscal quarter thereafter	5.6:1.0

•	the definition of EBITDA in the credit facility specifically excludes, among other items, (i) discontinued business operations (including third-party marketing and trading, communications and tolling arrangements), (ii) disclosed litigation, (iii) extraordinary gains or losses, (iv) any impairment, abandonment, restructuring or similar non-cash expenses, and (v) turbine cancellation payments up to $50 million in the aggregate;

•	permitting their liquidity to be less than $200 million for a period of more than ten consecutive business days;

•	making capital expenditures during the four fiscal quarter period ending on the applicable dates set forth below in an amount exceeding the amount set forth opposite such fiscal quarter:

Fiscal Quarter	Amount
December 31, 2003	$232 million
March 31, 2004	$202 million
June 30, 2004	$206 million
September 30, 2004	$208 million
December 31, 2004 and each fiscal quarter thereafter	$222 million

•	making capital expenditures in connection with the completion of the Rolling Hills facility in an aggregate amount exceeding $85 million.

With respect to the quarterly restrictions on capital expenditures set forth above, we may (i) carry forward any amount not expended in the four fiscal quarter period in which it was permitted and (ii) carryback up to 50% of any amount permitted in a future four fiscal quarter period to any prior four fiscal quarter period and the amount related to the future four fiscal quarter period will be reduced accordingly. Further, we and our subsidiaries, including DHI, may make additional capital expenditures that are required to comply with applicable law.

Events of Default

The credit facility contains events of default relating to:

•	non-payment of principal when due, non-payment of interest or any commitment fee within three days or non-payment of any other amounts payable under applicable loan documents within five business days;

•	failure to comply with specified covenants and agreements, subject to applicable grace periods;

•	incorrect or materially misleading representations or warranties when made;

•	specified defaults under (i) any debt or guarantee obligation having an aggregate principal amount in excess of $50 million or (ii) certain swap contracts with a termination value owed to the counterparty in excess of $50 million;

•	specified insolvency proceedings that are not discharged or stayed within 60 days or the inability to pay debts as they become due;

•	the entry of a final, non-appealable judgment in excess of $50 million (net of insurance) that is not discharged or stayed within 60 days;

•	specified ERISA-related events involving in excess of $50 million; and

•	any change of control.

Upon the occurrence of any event of default, upon the request of lenders representing more than 50% of borrowings and commitments outstanding under the credit facility, such lenders may, among other things, declare all borrowings outstanding (including letters of credit) under the credit facility immediately due and payable.

Certain statements included in this Form 8-K are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the restructuring transactions described above. Specifically, Dynegy cannot assure you that the proposed capital market transactions described above will be consummated on the terms Dynegy correctly contemplates, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: July 28, 2003	By:	/s/ J. KEVIN BLODGETT
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press release dated July 24, 2003

99.2	First Supplemental Indenture dated July 25, 2003

99.3	Eighth Supplemental Indenture dated July 25, 2003

99.4	Press release dated July 25, 2003